                                                                   Exhibit 10.23


Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.


                                  @HOME NETWORK
                         @HOME SHOPPING TENANT AGREEMENT


   THIS @HOME SHOPPING GUIDE AGREEMENT (this "AGREEMENT") is made between At Home Corporation ("@HOME") and N2K, Inc. ("TENANT") effective as of the date of signature by @Home below ("EFFECTIVE DATE") regarding linking the @Home site with N2K's online music retail store, Music Boulevard ("MUSIC BOULEVARD") and other N2K music genre sites.

1. @Home Shopping Guide. @Home agrees to include Tenant in its Shopping interface ( THE "@HOME SHOPPING GUIDE" or its functional equivalent), a service of the @HOME NETWORK, and in any other section on the @Home site where Music Products are sold, "Music Products" means pre-recorded music distributed in a tangible medium, e.g. physical tapes and CDs, and, by way of example, does not include digital distribution of music, under the terms set out on ATTACHMENT I hereto.

2. Tenant Services. Without limiting any rights @Home may have under applicable laws, Tenant agrees that @Home may promote, transport (i.e. transmit and serve), cache on proxy servers, replicate on replication servers and reproduce on related storage devices operated by @Home and its cable affiliates Tenant content and services offered by Tenant (the "CONTENT") that is made available to @Home under this Agreement or otherwise made generally available by Tenant or third parties for transport over the Internet (including modifications made solely for the purposes listed above), and Tenant agrees to permit the @Home guidebar (as created by @Home, and modified from time to time, which is currently an index to different parts of the @Home site and appears on the left side of the screen) to appear during shopping sessions by @Home subscriber. Tenant will retain complete discretion to set "TTL" (time to live) variables for the Content. Tenant warrants to @Home that Tenant has all right and authority necessary in order to make the Content available in compliance with applicable laws. Tenant and @Home will promote the Content within the @Home Shopping Guide and @Home site in accordance with the @Home Shopping Guide Content Guidelines set out on ATTACHMENT II hereto (as amended from time to time). In addition, Tenant agrees to adapt (or permit the adaptation by @Home of) the Content for compatibility with reasonable technology solutions adopted by @Home.

3. Business Marks. @Home and Tenant each will have the right, without separate charge, to use in promoting the Content and the @Home Shopping Guide the other's business name and any tradenames, trademarks and service marks (collectively, "MARKS") that @Home may adopt for use with the @Home Shopping Guide and @Home site and that Tenant may adopt for use with the Content. However, any such use must be identical to use by the party that owns the Mark, or as approved by the owner in writing in advance, or otherwise in accordance with any Mark usage guidelines communicated by the owner. The owner retains all goodwill and all other rights thereto, and the other party obtains no goodwill or any other rights thereto as a result of the use of the owner's Marks.

4. Revenue Sharing. Tenant agrees to make revenue sharing payments to @Home solely with respect to Music Products (e.g. excluding clothing, videotapes, or other non-pre-recorded music products) as a percentage of Net Revenue as set forth in table below:

                  Total @Home Payments Accrued                          Percentage of Net Revenue for all subsequent months
                  ----------------------------                          ---------------------------------------------------
                  in a Calendar Month
                  -------------------
                  $[****]                                                               [****]%

                  $[****]                                                               [****]%

                  $[****]                                                               [****]%

     Tenant agrees to make revenue sharing payments with respect to Net Revenue received from non Music Products including (by means of example only) clothing, videotapes, or computer accessories sold by Tenant to @Home subscribers that equal [****]% of Net Profits received by Tenant for these items. "NET PROFITS" is defined as the selling price of the item (excluding shipping, handling, database processing fees, credit card validation fees, and, if applicable, pick and packing fees, warehousing fees, and database and music licensing fees) minus the wholesale

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cost N2K paid for the item. In the event N2K does not pay for the item, @Home shall receive [****]% of Net Revenue received by N2K for these items.

   For these purposes, "NET REVENUE" means actual revenues received by Tenant (excluding shipping, handling, database processing fees, taxes, and credit card validation fees) from @Home subscribers as a result of @Home subscribers entering Content directly from any link in the @Home site or entry via direct typing or bookmarking of the Tenant Content URL, www.musicboulevard.com, but excluding access to Tenant site via third party promotional links (e.g. @Home user links from MTV promotion on MTV site or from other web site promotions to Music Boulevard) during the term of the Agreement. In the event Tenant develops the technical capability to identify @Home customers when they purchase from any of the Tenant's music genre sites (e.g. Classical Insites, Rocktropolis, etc.), N2K will immediately notify @Home that it has such technical capability. Thereafter, N2K will include this form of access in this revenue sharing arrangement.

   In the event that Tenant enters into an agreement with a third party to make payments with respect to product transactions greater than the above terms, Partner agrees to promptly advise @Home and to enter into good faith negotiations with @Home regarding an appropriate adjustment to compensation set out in this SECTION 4. In the event that the parties are unable to negotiate in good faith a mutually agreed upon adjustment, @Home may, at its discretion, terminate the Agreement.

5. Revenue Sharing Payments and Reports; Auditing.

   5.1 Payments and Reports. Within fifteen (15) days following the end of each calendar month during the term of this Agreement, Tenant shall provide to @Home a written statement, in such detail specifying:

       (a) with respect to each product sold to @Home subscribers: the number of units of each product sold to @Home subscribers during the preceding quarter, the product names of each product sold (e.g. artist & album name) the actual revenues (including shipping and handling) received with respect to such product, and the deductions from actual revenues received which determine the Net Revenue (or Net profit if applicable) with respect to such product for the quarter, and

      (b) with respect to all products sold to @Home subscribers: the aggregate Net Revenue for all products for such quarter and calculation of the amount due to @Home in accordance with Section 4 above.

Tenant shall make payments to @Home with respect to Net Revenue received in the quarter immediately preceding such payment on a quarterly basis, to be delivered to @Home by the fifteenth (15) day of the month following the close of the quarter, provided that, for any quarter, payments may be accrued until such time as total royalties equal or exceed [****].

   5.2 Tenant agrees that @Home may have its auditors reasonably acceptable to Tenant audit Tenant's books and records related to payments under this Agreement only with respect to the proceeding twenty four (24) month period not more than once per year, during business hours and upon ten (10) business days written notice. Tenant agrees to reimburse @Home for the reasonable costs of the audit if the audit discloses an underpayment of ten percent (10%) or more.

6. Term and Termination. This Agreement will begin on the Effective Date and continue for a period of one year from the Effective Date, unless otherwise terminated by the parties pursuant to this Section 6. The agreement shall automatically renew for an additional one (1) year term unless either party gives notice of termination no less than thirty (30) days prior to the expiration of the current term.

   6.1 Termination for Breach. Either party may terminate this Agreement at any time upon thirty (30) days written notice of material breach by the other party, unless the breaching party remedies the breach within such notice period. For these purposes, Tenant's failure to maintain an Active Web Presence (as defined in ATTACHMENT I hereof) shall be treated as a material breach.

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   6.2 Automatic Termination. This Agreement will terminate automatically in the event (a) @Home no longer offers shopping services in the Tenant's specific Category or Categories (as set out on ATTACHMENT I hereof) within the @Home site to @Home subscribers or (b) Tenant no longer makes its Content available to Internet users.

Other than for compensation due, neither @Home nor Tenant will have any liability to the other merely as a result of termination of this Agreement in accordance with this SECTION 6. However, upon termination or expiration, both parties rights to use Usage Data internally or otherwise pursuant to SECTION 10 hereof, will be limited to use in a form aggregated with other Usage Data in such a way that such Usage Data cannot be distinguished or separated.

7. LIMITATION OF LIABILITY. @HOME, @HOME'S CABLE OPERATOR AFFILIATES ("CABLE AFFILIATES") AND TENANT WILL NOT BE LIABLE TO ONE ANOTHER OR ANY THIRD PARTY, UNDER ANY LEGAL OR EQUITABLE THEORY, FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND, SUFFERED BY OR OTHERWISE COMPENSABLE TO THE OTHER, ARISING OUT OF, UNDER OR RELATING TO THIS AGREEMENT, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL ANY PARTY HAVE ANY LIABILITY OF ANY NATURE OR AMOUNT WHATSOEVER TO THE OTHER OR ANY THIRD PARTY ARISING OUT OF, UNDER OR RELATING TO ANY FAILURE OF THE DISTRIBUTION OF THE CONTENT OR ANY PART THEREOF OR ANY SOFTWARE PROGRAM, SOFTWARE OR WEB SITE LINK OR LINK MECHANISM, OR OTHER MATERIAL OR ITEMS THROUGH THE @HOME NETWORK OR OTHERWISE (INCLUDING BUT NOT LIMITED TO ANY SUCH FAILURE OF DISTRIBUTION RESULTING FROM CABLE AFFILIATES' ELECTION NOT TO DISTRIBUTE MATERIAL OR ITEMS OR DUE TO TECHNICAL DIFFICULTIES). The limitations in this SECTION 7 shall not apply to compensation due or obligations set out in SECTIONS 8 AND 9.

8. Proprietary Rights Generally. @Home and Tenant each retain any and all right, title and interest in and to all intellectual property of any nature (including patents, rights under patent applications and patents issuing on such applications, trade secrets, copyrights, trademarks and other business names (including goodwill in such marks), among others), subject to the rights granted by the parties in SECTION 3 (concerning rights with respect to business marks) and SECTION 10 (concerning rights with respect to usage information) of this Agreement or as may be provided in the Attachments to this Agreement. @Home and Tenant each agree to reproduce, and agree not to remove or obscure proprietary rights legends (such as copyright notices, among others) or license terms and conditions included with any intellectual property deliverable provided in connection with this Agreement. Tenant agrees to ensure that the Content and its Marks and their use, reproduction and distribution (alone and not in combination with other material or items) do not infringe the intellectual property rights of any third party. If, as a result of any collaboration by @Home or Tenant under this Agreement, they become joint owners of intellectual property by operation of law, then they will cooperate, subject to prudent business judgment, to establish, register, maintain and protect such intellectual property.

9. Indemnification. Each party will indemnify the other party and its customers and affiliates for, and hold them harmless from, any loss, expense (including reasonable attorney's fees and court costs), damage or liability arising out of any claim, demand or suit resulting from a breach of any of the warranties of the indemnifying party in SECTION 8. As a condition to indemnification (a) the indemnified party will promptly inform the indemnifying party in writing of any such claim, demand or suit and the indemnifying party will fully cooperate in the defense thereof; and (b) the indemnified party will not agree to the settlement of any such claim, demand or suit prior to a final judgment thereon without the consent of the indemnifying party, which consent shall not be unreasonably withheld.

10. Usage Data.

   10.1 @Home will own any and all of its user information and usage data, including but not limited to, specific user information, obtained by @Home from computer system servers operated by or for @Home by third parties or otherwise from the operation of the @Home Network (collectively, the "@HOME USAGE DATA"). @Home Usage Data includes, but is not limited to, Tenant's Web server page delivery data captured and maintained by @Home on its @Home Network proxy server usage logs ("PAGE DELIVERY DATA"). Tenant will own any and all specific user and other usage information obtained by Tenant from computer system servers operated by or for Tenant by third parties or otherwise from Tenant's operation of Web sites (collectively, the "TENANT USAGE DATA"). Tenant Usage Data includes, but is not limited to, Tenant Usage Data obtained from subscribers obtaining access to Tenant's Web site via the @Home Network ("SUBSCRIBER USAGE DATA").

   10.2 @Home agrees to pursue reasonable efforts to collect and provide Tenant on a reasonable frequency but not less often than quarterly, subject to @Home's technical capabilities, @Home Usage Data in the following forms:

       (a) Aggregate usage data on the Tenant's Category (as set out on Attachment I hereof) as compared to aggregate usage data in all Categories offered by the @Home Shopping Guide.

      (b) Number of clicks-through to Tenant's site from @Home Shopping Guide links.

      (c) Absolute number of page impressions of all cached, replicated or multicasted Tenant pages and events. In the event @Home does not provide absolute number of page impressions on a reasonable frequency, but no less than quarterly, Tenant can cease all caching, replication, and multicasting of content until such time @Home provides this data.

 @Home agrees that Tenant may use data provided to it by @Home under this
Section 10 for internal purposes as long as @Home Usage Data is not sold to any third party, and that such data may be distributed by Tenant for advertising and merchandising purposes only if it is aggregated together with other data in such a way that Subscriber Usage Data or Page Delivery Data (including but not limited to individual @Home Network subscribers), as the case may be, cannot be distinguished or segregated. Tenant agrees, in all events, not to distribute or make available @Home Network Subscriber Usage Data and Page Delivery Data or subscriber IP addresses for any purpose.

   10.3 Tenant agrees to pursue reasonable efforts to collect and provide @Home on a reasonable frequency but not less often than quarterly, subject to Tenant's technical capabilities, Subscriber Usage Data to @Home in the following forms:

       a) Aggregate usage data on the most popular pages and products clicked-through by @Home subscribers on Tenant's website(s) and most popular categories of products viewed and most popular categories purchased by @Home subscribers.

      (b) Identification of products purchased by @Home subscribers and amounts paid for such products accounting for shipping and handling (in accordance with SECTION 5).

      (c) Tenant will make user registration data available to @Home for all new users who purchase in the Tenant site, provided the user has not opted out of allowing Tenant to share user data with third parties.

Tenant agrees that @Home may use Subscriber Usage Data provided by Tenant for any internal purpose as long as Subscriber Usage Data is not sold to any third party, and that @Home may distribute Subscriber Usage Data provided by Tenant for advertising and merchandising purposes only if it is aggregated together with other @Home Usage Data in a way that Subscriber Usage Data (including but not limited to individual Content users) cannot be distinguished or segregated.

11.1 Confidential Information. "Confidential Information" will mean all confidential and proprietary information, other than commercially available content provided electronically or by some other means by one party to the other party, which the disclosing party identifies in writing as confidential before or within thirty (30) days after disclosure to the receiving party ("Confidential Information"), but specifically excluding Subscriber Usage Data and Page Delivery Data in a form permitted for distribution in accordance with
SECTION 10.2 AND 10.3 above.

   11.2 Nondisclosure. Each party agrees (a) to hold the other party's Confidential Information in strict confidence, (b) not to disclose such Confidential Information to any third party, and (c) not to use the other party's Confidential Information for any purpose other than to further this Agreement. Each party may disclose the other party's Confidential Information to its responsible employees with a bona fide need to know such information, but only to the extent necessary to carry out this Agreement. Each party agrees to instruct all such employees not to disclose such Confidential Information to third parties, including consultants, without the prior written permission of the disclosing party.

   11.3 Exceptions. Notwithstanding the foregoing, Confidential Information will not include information which:

        (a) Is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public;

        (b) Was acquired by the receiving party before receiving such information from the disclosing party and without restriction as to use or disclosure;

        (c) Is hereafter rightfully furnished to the receiving party by a third party, without restriction as to use or disclosure;

        (d) Is information which the receiving party can document was independently developed by the receiving party without use of the disclosing party's Confidential Information;

        (e) Is required to be disclosed by law, provided that the receiving party uses reasonable efforts to give the disclosing party reasonable notice of such required disclosure; or

        (f) Is disclosed with the prior written consent of the disclosing party.

   11.4 Return. Upon the disclosing party's request, the receiving party will promptly return to the disclosing party all tangible items containing or consisting of the disclosing party's Confidential Information and all copies thereof.

   11.5 Injunctive Relief. Each party acknowledges that all of the disclosing party's Confidential Information is owned solely by the disclosing party (or its licensors) and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury to the disclosing party, the degree of which may be difficult to ascertain. Accordingly, each party agrees that the disclosing party will have the right to obtain an immediate injunction enjoining any breach of this Agreement, as well as the right to pursue any and all other rights and remedies available at law or in equity in the event of such a breach.

12. Warranties and Disclaimers. @Home will not remove or obscure any warranties and disclaimers from the Content. @HOME DOES NOT MAKE ANY WARRANTIES CONCERNING THE @HOME NETWORK OR THE @HOME SHOPPING GUIDE, EXPRESS, IMPLIED OR OTHERWISE. @HOME SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO THE @HOME NETWORK, THE @HOME SHOPPING GUIDE, RELATED SERVICES, AND ANY AND ALL CONTENT AND TOOLS AND RELATED DELIVERABLES PROVIDED BY @HOME IN CONNECTION WITH THIS AGREEMENT, ALL OF WHICH ARE PROVIDED BY @HOME "AS IS". SIMILARLY, TENANT SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO TOOLS

AND RELATED DELIVERABLES PROVIDED BY TENANT TO @HOME IN CONNECTION WITH THIS AGREEMENT, ALL OF WHICH ARE PROVIDED BY TENANT "AS IS".

13. General Provisions

    13.1 Governing Law and Venue. This Agreement and any disputes arising under, in connection with, or relating to this Agreement will be governed by the laws of the State of California, excluding its conflicts of law rules. The state and federal courts in Santa Clara County, California will have exclusive venue and jurisdiction for such disputes, and the parties hereby submit to personal jurisdiction in such courts. The prevailing party in any such dispute will be entitled to recover costs of suit (including the reasonable fees of attorneys and other professionals).

    13.2 Compliance with Laws. Subject to the express provisions of this paragraph, each party agrees to comply with applicable laws in connection with this Agreement, including but not limited to the development and publication of the Content. Tenant agrees, in particular, to comply with all laws concerning obscenity, defamation, infringement, rights of privacy, harassment and export controls, among others, and to ensure that the use, reproduction and distribution of the Content in and of itself, does not violate such laws or related legal rights of third parties.

    13.3 Customer Service Calls. Tenant and @Home acknowledge that each of them may receive customer service telephone calls directed to the other. @Home agrees to forward to Tenant such calls directed to the Content. Tenant agrees to forward to @Home such calls directed to @Home Network services generally.

    13.4 Assignment. Neither party may assign this Agreement or any rights or obligations hereunder to any third party without the other party's prior written consent, which consent shall not be withheld unreasonably; provided, however, that either party may assign its rights and obligations hereunder to a third party without the other party's consent in connection with: (a) such party's equity financing, (b) such party's public offering of its securities, (c) the sale of all or substantially all of such party's business (whether by asset sale, stock sale or merger), or (d) the assignment of such rights and obligations to a majority-owned subsidiary of such party or such party's parent corporation. Any assignment without consent attempted by either party notwithstanding the foregoing prohibition will be deemed to be a material breach of this Agreement.

    13.5 Relationship of Parties. Neither this Agreement nor the parties' business relationship established hereunder will be construed as a partnership, joint venture or agency relationship or as granting a franchise. The parties warrant to one another that they have consulted legal counsel in reviewing and/or negotiating this Agreement and have concluded that no business plan or franchise fee is conveyed or provided for in this Agreement or otherwise by the relationship established by this Agreement or by its performance.

    13.6 Public Announcement. Neither party will disclose, or release any public announcement about, the parties' Content relationship under this Agreement without the mutual consent of both parties.

    13.7 Waiver. No waiver of any breach of any provision of this Agreement will be considered to be a waiver of any prior, concurrent or later breach of the same provisions or different provisions, and will not be effective unless made in writing and signed by an officer of the waiving party.

    13.8 Amendments. This Agreement may only be amended by a written agreement signed by officers of both parties, except than any authorized representatives of the parties, who may or may not be officers, may amend by signed written agreement the Addenda to this Agreement.

    13.9 Survival. SECTIONS 5, 7, 9 AND 11 of this Agreement, along with any other provisions which by their nature extend beyond termination of this Agreement shall survive termination.

    13.10 Force Majeure. Neither party will have liability to other party in connection with or for any reason relating to this Agreement as a result of any failure of performance by or on behalf of either party as a result of an event of "force majeure". For purposes of this Agreement, "force majeure" means an event beyond either party's reasonable control whether or not foreseeable and includes, in any case, the following events that may prevent or significantly hinder either party from performing this Agreement or acting in connection with this Agreement: armed conflicts, famine, floods, Acts of God, labor strikes or shortages, governmental decree or regulation, court order, severe weather, fire, earthquake, failure of suppliers, unavailability of communications transport facilities and breakdowns in communications transport facilities.

    13.11 @Home Cable Operator Affiliates. Tenant acknowledges and agrees that Cable Affiliates will have the right under certain circumstances to elect not to distribute the Content and promotional material and that, pursuant to its agreement with such Cable Affiliates, @Home may be subject to restrictions regarding the promotion or distribution of such Content and promotional materials. Tenant agrees not to bring any action or threaten to bring any action against the Cable Affiliates or @Home in connection with any such election, restriction or failure to distribute.

    13.12 Entire Agreement. This Agreement, including its Attachments, constitutes the entire understanding of @Home and Tenant with respect to its subject matter and supersedes all prior agreements between @Home and Tenant.


Accepted for At Home Corporation by:      Accepted for N2K, Inc. by:


Name  Charles Moldow                      Name James E. Conne
      -------------------------                 ------------------------

Signature /s/ Charles Moldow              Signature /s/ James E. Conne
         ----------------------                    ----------------------

Title Vice President, Media Div.          Title Pres. & CEO
      --------------------------                -------------------------

Date June 5, 1997                         Date June 5, 1997
     ---------------------------               --------------------------

                                  ATTACHMENT I

              TERMS OF @HOME SHOPPING TENANCY WITH MUSIC BOULEVARD

1. @Home Shopping Guide. The @Home Shopping Guide is a shopping service provided by @Home to its subscribers. The Shopping Guide will feature a general Shopping Page, as well as shopping interfaces in particular categories ("ANCHOR TENANT CATEGORIES") established from time to time by @Home.


2. Anchor Tenants. "ANCHOR TENANTS" will be featured in Anchor Tenant Categories. As of the Effective Date, Music Boulevard will be an Anchor Tenant in the "Music and Event Tickets" or "Music" Category (whichever one is used by @Home). @Home agrees that during the term of this agreement it will not enter into any other agreement establishing any other Anchor Tenant in the "Music and Event Tickets" or "Music" Category that is primarily engaged in the online sale of Music Products other than Music Boulevard (by way of example only, this does not preclude @Home from entering into an Anchor Tenant agreement in the "Music" Category with another party to sell downloaded digital music.)


3. Responsibilities of @Home. @Home is responsible for the following activities for the duration of this agreement to its Anchor Tenant.

      a) @Home will promote Music Boulevard within its Anchor Tenant Category at a level greater than other third party tenants that are primarily engaged in the sale of Music Products within the Anchor Tenant Category (this Anchor Tenancy does not include the digital distribution of music at this time). This promotion will follow the guidelines in Attachment II. The Music Boulevard promotion will be displayed when an @Home user enters its Anchor Tenant Category.

      b) @Home will create a promotion such that when a user passes their cursor over the Music button on the general Shopping page, a mutually agreed upon promotional message from Music Boulevard shall display on the interface. Tenant acknowledges and agrees that this is subject to change if and when @Home re-designs the Shopping service.

      c) @Home will link to the appropriate Music Boulevard Album Description Page or Discography Page when @Home displays a "Buy" link for Music Products in @Home-controlled pages if Music Boulevard carries the Music Product featured on the page. In the event Music Boulevard does not carry this Music Product, @Home may link to another music store and notify Music Boulevard in a reasonable time frame. If any items from the @Home-controlled pages are archived, they shall be archived with the functional "Buy" link. @Home reserves the right to create editorial content that may or may not include reference to Music Boulevard.

      d) @Home and Music Boulevard will use a mutually agreed upon process to identify @Home users for the Music Boulevard pages and link them to the appropriate product pages.

      e) @Home will use Music Boulevard as the exclusive online Music Products retailer on @Home-controlled areas of the TuneIn application (by way of contrasting example only, the DJ "Buy This CD" button is controlled by the DJ, and not by @Home and therefore would not be covered by this exclusivity clause).

      f) @Home has the ability to link to and promote mutually agreed upon content features and events from the Classical Insites, Jazz Central Station, and Rocktropolis N2K genre sites. @Home may also include N2K content directly in the @Home site in accordance with N2K's ability to provide such content. @Home will include the N2K content site brand and link back to the site when it directly includes content in the @Home site. Each party will keep its respective advertising revenues associated with the non-exclusive features and events described in this Section 3F. Notwithstanding the previous sentence, beginning six months after the Effective Date, either party may choose to re-negotiate this advertising revenue sharing arrangement and/or @Home may choose, in its discretion, not to feature or link to non-exclusive N2K content features or events.

4. Responsibilities of Music Boulevard. N2K is responsible for the following activities for the duration of this agreement to its Anchor Tenant.

      a) Music Boulevard will co-brand every page in the Music Boulevard store with a mutually agreed upon design. This design shall include a link back to the @Home site. The co-branded site will appear whenever an @Home user types in the Music Boulevard URL (e.g. www.musicboulevard.com) or if they enter via any link from the @Home site.

      b) For all featured end-cap titles in the Music Boulevard store, N2K will create 80 kbps RealAudio (or other mutually agreed upon high-quality streaming format) sample files for at least 3 tracks on each of these titles. N2K will also create 80 kbps RealAudio (or other mutually agreed upon high-quality streaming format) sample files for all tracks and titles for which it creates low bandwidth samples beginning 30 days after the Effective Date. All high-bandwidth audio files will be available to all @Home users and shall be labeled, "@Home Broadband Clip" or similar mutually agreed upon text.

      c) N2K will create and make available 80 kbps RealAudio (or other mutually agreed upon high-quality streaming format) files for all featured titles with audio clips for its Classical Insites, Jazz Central Station, & Rocktropolis sites provided @Home links directly to the feature titles. These clips will be labeled as in Section 4B above.

      d) N2K will inform @Home of live and pre-recorded music events that it would like to promote to @Home customers. In the event @Home decides to promote any of these events, N2K will create and make available an 80 kbps RealAudio (or other mutually agreed upon high-quality streaming format) audio stream of the event for @Home customers. In the event N2K believes that the number of simultaneous @Home listeners will be greater than 50 for a particular event, N2K shall notify @Home and , at @Home's discretion, @Home may permit N2K to provide the event to a maximum of 50 simultaneous @Home customers or @Home may choose to use its own RealAudio servers to multicast or unicast the event to all @Home users (in this case, N2K will provide a single encoded source stream to the @Home server(s) which will then replicate the stream to @Home customers).

      e) For every year of the Agreement, N2K will create 5 exclusive mutually agreed upon online music events for @Home customers only. At each event, @Home customers will have near-CD quality (80 kbps or better) audio available and the event will not be available to non-@Home internet users or online service users. N2K and @Home will mutually agree upon the event and the media and technology used. @Home will market each event to its subscribers. In the event N2K believes that the number of simultaneous @Home listeners will be greater than 50 for a particular event, N2K shall notify @Home and, at @Home's discretion, @Home may permit N2K to provide the event to a maximum of 50 simultaneous @Home customers or @Home may choose to use its own RealAudio servers to multicast or unicast the event to all @Home users (in this case, N2K will provide a single encoded source stream to the @Home server(s) which will then replicate the stream to @Home customers). In the event either party charges fees or generates ad revenue from these events, such party will pay the other [****]% of the net fees and [****]% of the net advertising revenues (i.e., advertising revenues net of advertising sales commissions, fees net of transaction processing, etc.).

5. Active Web Presence Music Boulevard agrees to maintain an Active Web Presence during the term of this Agreement. "Active Web Presence" means the maintenance of a site on the World Wide Web that offers at least the level of performance and functionality offered on the Effective Date (including breadth and depth of product offerings) and that, to the extent commercially reasonable, continues to integrate the latest and most common features of functionality as comparable websites, including (without limitation and by way of example only): back-end security, appropriate transactional mechanisms, customer service, user interface enhancements, and navigation tools.

                                    ATTACHMENT II

                           @HOME SHOPPING GUIDE GUIDELINES

                                [@HOME NETWORK LOGO]

                         Anchor Tenant Shopping Space Specs

                             (last revised 5/6/97 - RK)

Please Note: These Specifications and any screen shots are subject to change at @Home's discretion.

Overview

GENERAL DESCRIPTION:    Anchor tenants in the @Home Shopping Guide will be
                        promoted via a large ANCHOR AREA on the category page.
                        In addition, the Anchor Tenant will receive a short text description, the TEXT PROMO, that will appear on the bottom of the main Shopping screen when a user passes the cursor over the Anchor Tenant Category.

                        The mock-up screen shot below points out the TEXT PROMO on the main Shopping screen and the one below is the Anchor tenant Category page which shows the ANCHOR AREA promotion mechanism.

                        (NOT shown to scale)

                                [INTERNET HOME PAGE]
             TEXT PROMO






                                [INTERNET HOME PAGE]
             ANCHOR AREA

                        The ANCHOR AREA is designed and created by the anchor tenant under the following specifications.

ANCHOR AREA Specifications

CONTENT GUIDELINES:     The Anchor Tenant may create and brand this area however
                        they like as long as the following content is included:

                            -- Anchor Tenant Logo (hot-linked to your site)

                            -- Direct link to a multimedia feature if agreed
                               upon (e.g. near-CD quality featured samples)

                            -- Brief description of your store or products

                        If possible, please include some navigational links to areas within the Anchor Tenant site.

                        The general purpose of this area is to act as a promotion tool for your site. It is in the best interests of @Home and the Anchor Tenant that it does not look like a simple banner advertisement. Please call Steven Baldridge (415-569-5120) if you desire further input.

FORMAT:                 Standard JPEG & possibly text links.

                        One or more GIFs - optimized to Macintosh system palette.

SIZE:                   Total Area: 345 pixels width x 90 pixels height

                        (height may be doubled for a limited time period at the discretion of @Home)

IMAGE MAP AREA          Top left        x - 239, y - 6
                        Bottom right    x - 324, y - 81
                        Rect. size      85w x 75h

STYLE:                  White background only requirement

TEXT: Any text, any font, any size incorporated into the image that fits into the above size requirements.

FILE WEIGHT:            50K maximum file weight

REFRESH SCHEDULE:       TBD with Steven Baldridge.

FILE TRANSFER (FTP):    ftp.home.net/incoming/.dropcontent

                        Use the "Put" command to place the files into this directory. Please include the name of your site in the file names.

                        Once the files are sent, please notify Steven Baldridge at stvb@home.net or (415) 569-5120. Please include the exact name of each file, including case sensitivity, with your message.

                        @Home will review each document and respond with any changes that may be required to meet design specifications.

TEXT PROMO Specifications

CONTENT GUIDELINES:     This is a short text phrase which should include the
                        Anchor Tenant name and is used to entice people into the category. (e.g. "Check out the best home products here at XYZ")

                        Please call Steven Baldridge (415-569-5120) if you desire further input.

FORMAT:                 Standard Text

SIZE:                   50 characters maximum.

STYLE:                  @Home will use its font and appropriate font size

REFRESH SCHEDULE:       Once per week maximum, e-mailed on a business day
                        (Monday through Friday) to Steven Baldridge.

FILE TRANSFER:          Please e-mail Steven Baldridge at stvb@home.net with
                        the Text Promo in quotes. Please include the contact person for questions and the time period you would like it displayed (in accordance to the refresh schedule above). Please call Steven to verify the file has been received and meets specifications.


                        @Home will review each document and respond with any changes that may be required to meet design specifications.